Labor SMART, Inc. Discloses Q2 Non-GAAP EBITDA of $401,455

HIRAM, GA--(Marketwired - Aug 14, 2014) - Labor SMART, Inc. (OTCQB: LTNC) (the "Company"), an emerging provider of on-demand blue collar staffing primarily in the southeastern United States, today reported second quarter adjusted EBITDA of $401,455. The announcement was made during the company’s first quarterly conference call with shareholders.

During the call management reported second quarter adjusted EBITDA was $401,455* for the second quarter ending June 27, 2014. Management believes this measurement provides shareholders an important additional data point to evaluate company performance.

Management also discussed a number of key initiatives related to its growth and capitalization strategy. The conference call can be accessed on Labor SMART’s web site: www.laborsmart.com

*EBITDA and Adjusted EBITDA are non-GAAP financial measures for which a reconciliation is provided as part of this press release and filed on Form 8-K.

Labor SMART, Inc.
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)
June 27, 2014

Three months ended June 27, 2014
Net loss	(932,846)
Income tax expense	0
Interest and finance expense	949,865
Depreciation and amortization	42,706
EBITDA	59,725
Non-recurring acquisition and expansion costs	341,730
Adjusted EBITDA	401,455

Labor SMART, Inc. provides On-Demand temporary labor to a variety of industries. The Company's clients range from small businesses to Fortune 100 companies. Labor SMART was founded to provide reliable, dependable and flexible resources for on-demand personnel to small and large businesses in areas that include construction, manufacturing, hospitality, event-staffing, restoration, warehousing, retailing, disaster relief and cleanup, demolition and landscaping. Labor SMART believes it can make a positive contribution each and every day for the benefit of its clients and temporary employees. The Company's mission is to be the provider of choice to its growing portfolio of customers with a service-focused approach that enables Labor SMART to be seen as a resource and partner to its clients.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Labor SMART, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may", "would", "will", "expect", "estimate", "can", "believe", "potential", and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Labor SMART, Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Labor SMART, Inc.'s filings with the U.S. Securities and Exchange Commission.

Contact:

Beverly Jedynak
Martin E. Janis & Company, Inc.
312-943-1123
bjedynak@janispr.com